Exhibit 99.1
For Immediate Release
YOUBET.COM REPORTS RESULTS FOR THE THREE AND NINE
MONTH PERIODS ENDED SEPTEMBER 30, 2008
Reports EPS from continuing operations of $0.07
Woodland Hills, CA, November 5, 2008 – Youbet.com, Inc. (NASDAQ: UBET) today announced results for the three-month and nine-month periods ended September 30, 2008. For the three-month period ended September 30, 2008, diluted earnings per share from continuing operations were $0.07, versus $0.02 in the prior-year period.

	Three months ended September 30,			Nine months ended September 30,
(in 000’s)	2008	2007	% Change	2008	2007	% Change
Total revenue	$29,318	$33,392	(12.2%)	$83,068	$95,258	(12.8%)
Gross profit (1)	$11,187	$11,101	0.8%	$32,451	$32,538	(0.3%)
Income from continuing operations before income tax	$2,802	$707	296.3%	$6,215	$1,145	442.8%
Income (loss) from discontinued operations (2)	$(120)	$(640)	NM	$(743)	$150	NM

Net income	$2,682	$67	NM	$5,472	$1,295	322.5%

	2008	2007	% Change	2008	2007	% Change
Diluted income per share
Income from continuing operations	$0.07	$0.02	250.0%	$0.15	$0.03	400.0%
Income (loss) from discontinued operations	$(0.01)	$(0.02)	NM	$(0.02)	$0.00	NM

Net income per common share	$0.06	$0.00	NM	$0.13	$0.03	333.3%

Youbet Express handle	$121,674	$133,336	(8.7%)	$330,920	$377,768	(12.4%)

(1)
Gross profit is total revenues less track fees, licensing fees, contract costs, equipment costs and network operations, each as calculated in accordance with accounting principles generally accepted in the United States (GAAP) and as presented on the condensed consolidated statements of operations included with this release.

(2)	Bruen Productions and International Racing Group (IRG) are reported as discontinued operations.
Youbet Chief Executive Officer Michael Brodsky commented: “We are pleased to report a third consecutive quarter of profitability. By aligning our expense structure with our business model, we are confident that Youbet.com will be able to enjoy continued profitable growth. Going forward, we remain focused on growing our handle and – equally important – our net track revenue at Youbet Express as well as maximizing our margins at United Tote.”

Segment Results

	Youbet Express			United Tote
	Three months ended September 30,			Three months ended September 30,
(in 000’s)	2008	2007	% Change	2008	2007	% Change

Revenue (1)	$23,365	$26,617	(12.2%)	$6,297	$7,167	(12.1%)
Gross profit (2)	8,956	8,381	6.9%	2,231	2,720	(18.0%)
Operating expenses	4,863	6,032	(19.4%)	917	1,408	(34.9%)
Depreciation and amortization	405	986	(58.9%)	1,792	1,834	(2.3%)

Income (loss) from continuing operations	$3,688	$1,363	170.6%	$(478)	$(522)	NM

Gross profit margin	38.3%	31.5%		35.4%	38.0%

(1)	Revenues exclude intersegment eliminations of $0.3 million and $0.4 million for 2008 and 2007, respectively.

(2)
Gross profit for Youbet Express is commissions and other revenues less track fees, licensing fees, and network operations. Gross profit for United Tote is total contract revenues and equipment sales less contract costs and equipment costs. Each line item is calculated in accordance with GAAP and presented on the condensed consolidated statements of operations data included with this release.

Total revenue at Youbet Express for the three-month period ended September 30, 2008 fell 12% year-over-year to $23.4 million. Despite the decline in revenue, gross profit increased 7% from the same period in 2007 as a result of the company’s efforts to shift handle to higher-yielding content as well as a reduction in licensing costs. The improvement in gross profit, along with reduced operating expenses, resulted in income from continuing operations of $3.7 million.
For the third quarter of 2008, total revenue at United Tote declined 12%, primarily as a result of a track closing, contract losses and lower handle on existing contracts. The decrease in revenues was mitigated by a year-over-year decrease in operating expenses. United Tote’s loss from operations for the third quarter of 2008 was $0.5 million, which was essentially flat with the loss from operations in the third quarter of 2007.
The reduction in depreciation and amortization for Youbet Express in the third quarter primarily related to the write-off of $0.5 million in capitalized costs in the comparable 2007 three-month period.

Third Quarter 2008 Operating Results
The following table summarizes the key Youbet Express components of revenue in the three-month periods ended September 30, 2008 and 2007.

	Three Months Ended September 30,
	2008	2007	Change
	(in thousands, except for Yield)

Youbet Express
Total Wagers (Handle)	$121,674	$133,336	(8.7%)

Commissions from Handle	22,570	25,656	(12.0%)
Other Revenue	795	961	(17.3%)

Total Revenue	23,365	26,617	(12.2%)

Net Track Revenue (1)	$9,488	$8,891	6.7%

Yield (2)	7.8%	6.7%	110 bps

Handle
(in thousands)

Handle Detail
3Q07 Handle	$133,336
3Q07 Lost Track Content and lost states (3)	(12,538)

3Q07 Same-track and same-state	120,798
3Q08 Primarily same-track change	(3,901)
3Q08 New Content	4,777

3Q08 Handle	$121,674

(1)
Net track revenue is calculated as commission revenue less track and licensing fees, each as calculated in accordance with GAAP and presented in the condensed consolidated statements of operations information attached to this release and is used to calculate yield.

(2)
Yield is defined as net track revenue as a percentage of handle. The increase in Youbet Express yield for the three-month period ended September 30, 2008 compared to the prior-year period was due to contract terms, a change in track mix, and adjustments to player incentive programs. Management believes that yield is useful to evaluate profitability. Yield should not be considered an alternative to operating income or net income as indicators of financial performance, and may not be comparable to similarly titled measures used by other companies.

(3)
Represents handle wagered in the third quarter of 2007 on tracks that were not available on the Youbet Express platform and from states where Youbet Express did not accept wagers in the third quarter of 2008.

Total revenue from continuing operations was $29.3 million, a decrease of 12% from the prior-year period.
Youbet Express revenue was $23.4 million, down 12% from third quarter 2007 based on handle of $121.7 million, a decrease of 9% from the prior-year period. Youbet Express yield in the third quarter of 2008 was 7.8%, an improvement of 110 basis points from the prior-year period primarily due to a shift in handle from lower-yielding TrackNet and TVG-exclusive content to higher-yielding tracks.
The decline in handle was primarily attributable to the loss of TrackNet content, as well as handle associated with our previously announced decision to cease accepting wagers from certain states. Total handle from these sources and on other tracks in the Youbet Express platform in the third quarter of 2007 that were unavailable in the third quarter of 2008 was $12.5 million.
Youbet Express same-track and same-state handle decreased $3.9 million, or 3.2%, from the third quarter of 2007. Youbet Express handle attributable to new content was $4.8 million.
For the third quarter of 2008, contract revenue at United Tote of $5.6 million was down 14% from the prior-year period, while equipment sales were up slightly compared with 2007. Contract costs decreased 8% compared to the prior-year period to $3.9 million. This decrease was attributable to lower costs as a result of restructuring initiated during the second half of 2007. Gross profit for the third quarter of 2008 decreased 18% over the prior-year period to $2.2 million, while gross profit margin decreased to 35.4% from 38.0% as a result of the decline in revenue.

Total operating expenses associated with continuing operations for the three months ended September 30, 2008 were $8.0 million, a decrease of $2.3 million from the prior-year period. Research and development costs of $0.8 million were down $0.1 million from the same period in 2007. Sales and marketing costs of $1.4 million were down $0.8 million, or 38%, from 2007 levels due to management’s implementation of a more targeted marketing strategy. General and administrative expense, which includes payroll-related costs, transaction processing fees and professional consulting fees, was $3.6 million, a decrease of $0.7 million, or 16%, in the third quarter of 2008 compared to the third quarter of 2007. The decrease is attributable to reduced payroll costs and lower accounting-related expenses due to the company’s improved internal control environment. Depreciation and amortization was $2.2 million, a decrease of $0.6 million, or 22%, compared to the third quarter of 2007, primarily as a result of lower depreciation at Youbet Express.
For the third quarter of 2008, the company’s net income from continuing operations, which includes Youbet Express and United Tote, was $2.8 million, or $0.07 per diluted share, compared to net income from continuing operations of $0.7 million, or $0.02 per diluted share, in the prior-year quarter. Net income for total operations, including discontinued operations, for the third quarter 2008 was $0.06 per diluted share compared to flat earnings in the prior-year quarter.
Nine Months 2008 Operating Results
Total revenue for the nine months ended September 30, 2008 declined 13% to $83.1 million from $95.3 million in the prior-year period.
Youbet Express revenue for the nine months ended September 30, 2008 decreased 14% from the prior-year period to $65.2 million, based on handle of $330.9 million – a 12% drop from the comparable period in 2007. Youbet Express yield for the nine months ended September 30, 2008 was 8.1%, an improvement of 100 basis points from the prior-year period.
The decline in handle at Youbet Express was primarily attributable to the loss of TrackNet content as well as the decisions to cease accepting wagers from players in certain states.
Contract revenue and equipment sales at United Tote for the nine months ended September 30, 2008 declined by 6% to $17.9 million from $19.1 million in the prior-year period, largely due to the year-over-year revenue declines in the second and third quarters of 2008.
For the nine months ended September 30, 2008, total cost of revenue was $50.6 million, a decrease of 19% compared to the prior-year period. Track fees, licensing fees and network costs experienced favorable year-over-year percentage change reductions of 6%, 55% and 18%, respectively. Contract costs for the nine months ended September 30, 2008 decreased to $11.3 million from $12.3 million in the comparable prior-year period. Gross profit for the nine months ended September 30, 2008 declined slightly to $32.4 million compared to $32.5 million in the prior year.
Total operating expenses associated with continuing operations for the nine months ended September 30, 2008 decreased $5.8 million to $25.1 million, a 19% decline from the prior-year period. This includes a sales and marketing cost decrease of $4.2 million, or 53%, from 2007 levels due to management’s implementation of a more targeted marketing strategy. Total general and administrative expense for the nine months ended September 30, 2008, which includes payroll-related costs, transaction processing fees and professional consulting fees, was $12.8 million, a decrease of $1.0 million, or 7%, compared to the prior-year period. The decrease is attributable to a reduction in payroll costs and lower accounting-related expenses due to the company’s improved internal control environment, which more than offset a $0.2 million increase in non-cash compensation expense and a $0.8 million severance charge related to the departure of the company’s former interim CEO taken in the second quarter of 2008. Total non-cash compensation expense for the nine months ended September 30, 2008 was $0.9 million compared to $0.7 million in the prior-year period. Excluding the one-time severance cost of approximately $0.8 million, general and administrative costs were $12.0 million in the first nine months of 2008, representing a 12% year-over-year decline.

For the nine months ended September 30, 2008, the company’s net income from continuing operations, which includes Youbet Express and United Tote, was $6.2 million, or $0.15 per diluted share, compared to net income from continuing operations of $1.1 million, or $0.03 per diluted share, in the prior-year period. Net income for total operations, including discontinued operations, for the nine months ended September 30, 2008 was $0.13 per diluted share compared to $0.03 per diluted share in the prior-year quarter.
Liquidity and Capital Resources
As of September 30, 2008, the company had negative net working capital of $7.9 million, compared to negative working capital of $14.3 million at December 31, 2007. As of September 30, 2008, we had $12.5 million in unrestricted cash and cash equivalents, $4.7 million in restricted cash and $9.8 million in total debt. Net cash provided by operating activities for the nine months of 2008 was $17.3 million, an $11.9 million increase over the prior year due to improved operating performance and favorable working capital movement. Net cash used in investing activities for the nine months of 2008 was $1.0 million, an improvement of $9.1 million from the prior year due mainly to payments made in 2007 to United Tote’s former owners and for an IRG earn-out. Net cash used in financing activities was $6.1 million and was attributable to the repayment of debt.
We have a credit agreement that provides for a revolving credit facility and under which we have a term loan. Our credit agreement, as amended, matures on January 31, 2009. We do not have any borrowings outstanding under the revolving credit facility, and we do not expect to borrow under that facility before January 31, 2009. Management is in discussions with various lenders regarding refinancing the term loan and extending a revolving credit facility. There can be no assurance that a lender will refinance all or any portion of the term loan or provide us with a revolving credit facility on terms acceptable to us or at all. However, management believes that unrestricted cash on hand and cash generated by operating activities will be sufficient to pay scheduled payments on the term loan and the remaining $4.2 million balance expected to be owed at maturity.
Youbet has in place a $10 million repurchase program that allows the company to repurchase up to two million common shares in total by March 2009. During the third quarter, the company did not repurchase any shares. As of September 30, 2008, the company had repurchased a total of 586,766 shares for approximately $1 million.
As previously disclosed, we accrued $4.3 million for a potential final earn-out payment that was due to be paid to the former owners of IRG on August 31, 2008, although the precise payment, if any, is subject to reduction for any claims related to such payment.  Prior to the payment due date, we informed the former owners of IRG that, pursuant to the agreements entered into in connection with the purchase of IRG, we were holding back the payment until we could determine the extent of such claims.

Conference Call Information
The company will host a conference call and webcast on Thursday, November 6 at 9:00 a.m. Eastern time. Both the call and webcast are open to the general public.
The conference call number is 888-710-4015. Please call ten minutes in advance to ensure that you are connected prior to the presentation. Interested parties may also access the live call on the Internet at http://www.youbet.com (select About Youbet.com). Please log-on 15 minutes in advance to ensure that you are connected prior to the call’s initiation. Questions and answers will be reserved for call-in analysts and investors. Following its completion, a replay of the call can be accessed for 30 days on the Internet at the above link.

YOUBET.COM, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	September 30,	December 31,
	2008	2007
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$12,532	$6,551
Current portion of restricted cash	4,741	8,635
Accounts receivable, net	3,512	7,314
Inventories	1,951	2,085
Prepaid expenses and other current assets	1,140	1,417

	23,876	26,002
Property and equipment, net	20,992	24,664
Intangibles assets other than goodwill, net	5,949	6,505
Goodwill	6,859	6,859
Other assets	651	1,020

	$58,327	$65,050

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$9,561	$10,390
Trade payables	6,069	10,028
Accrued expenses	11,320	11,346
Customer deposits	4,599	8,326
Deferred revenues	208	212

	31,757	40,302
Long-term debt, net of current portion	262	4,767

	32,019	45,069

Stockholders’ equity
Preferred stock, $0.001 par value, authorized 1,000,000 shares, none outstanding
Common stock, $0.001 par value, authorized 100,000,000 shares, 42,562,805 and 42,562,805 shares issued	43	43
Additional paid-in capital	135,199	134,286
Accumulated other comprehensive loss	(114)	(56)
Deficit	(106,501)	(111,973)
Less treasury stock, 1,043,781 shares at cost	(2,319)	(2,319)

	26,308	19,981

	$58,327	$65,050

Disclosures necessary to conform to GAAP and SEC Regulation S-X have been omitted

YOUBET.COM, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Revenues
Commissions	$22,570	$25,656	$62,784	$73,331
Contract revenues	5,613	6,488	17,076	18,279
Equipment sales	340	287	837	801
Other	795	961	2,371	2,847

	29,318	33,392	83,068	95,258

Costs and expenses
Track fees	10,599	9,774	29,075	31,052
Licensing fees	2,482	6,991	6,958	15,431
Network costs	985	1,079	2,893	3,516
Contract costs	3,906	4,258	11,302	12,323
Equipment costs	159	189	389	398

	18,131	22,291	50,617	62,720

Gross profit	11,187	11,101	32,451	32,538

Operating expenses
General and administrative	3,633	4,342	12,813	13,775
Sales and marketing	1,351	2,173	3,753	7,913
Research and development	796	925	2,592	2,616
Depreciation and amortization, including intangibles	2,197	2,820	5,975	6,587

	7,977	10,260	25,133	30,891

Income from continuing operations before other income (expense) and income tax (benefit)	3,210	841	7,318	1,647

Other income (expense)
Interest income	52	168	169	552
Interest expense	(275)	(391)	(947)	(1,410)
Other	101	30	37	49

Income from continuing operations before income tax (benefit)	3,088	648	6,577	838
Income tax (benefit)	286	(59)	362	(307)

Net income from continuing operations	2,802	707	6,215	1,145

Discontinued operations
Income (loss) from discontinued operations, without tax effect	(120)	(640)	(743)	150

Net income	$2,682	$67	$5,472	$1,295

Basic income (loss) per share
Income from continuing operations	$0.07	$0.02	$0.15	$0.03
Income (loss) from discontinued operations	(0.01)	(0.02)	(0.02)	0.00
Net income per common share	0.06	0.00	0.13	0.03
Diluted income (loss) per share
Income from continuing operations	$0.07	$0.02	$0.15	$0.03
Income (loss) from discontinued operations	(0.01)	(0.02)	(0.02)	0.00
Net income per common share	0.06	0.00	0.13	0.03
Weighted average shares outstanding
Basic	41,519,024	41,897,638	41,519,024	41,882,566
Diluted	42,405,151	42,529,450	42,171,337	42,805,805
Disclosures necessary to conform to GAAP and SEC Regulation S-X have been omitted

YOUBET.COM, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(in thousands)

	Nine Months Ended
	September 30,
	2008	2007
Operating activities
Net income	$5,472	$1,295
Income (loss) from discontinued operations	(743)	150

Income from continuing operations	6,215	1,145
Adjustments to reconcile income from continuing operations to net cash provided by operating activities, continuing operations

Depreciation and amortization of property and equipment	5,419	5,960
Amortization of intangibles	556	627
Stock-based compensation	913	660
Provision for doubtful accounts receivables	477	1,105
Increase in operating (assets) and liabilities	3,673	(4,156)

Net cash provided by operating activities, continuing operations	17,253	5,341

Investing activities
Purchase of property and equipment	(1,098)	(2,452)
Cash paid for United Tote Company (make-whole)		(4,473)
Increase in restricted cash (other than Players Trust SM)	(5)	(168)
Cash paid for IRG acquisition earn-out		(3,106)
Other	34

Net cash used in investing activities	(1,069)	(10,199)

Financing activities
Proceeds from exercise of stock options and warrants		352
Proceeds from debt	630	2,894
Repayment of debt	(6,743)	(8,512)
Proceeds from sale-leaseback transaction		1,065
Repurchase of common stock		(1,002)
Other		(88)

Net cash used in financing activities	(6,113)	(5,291)

Net cash provided by (used in) operating activities, discontinued operations	(4,032)	213
Foreign currency translation adjustments	(58)	31

Net increase (decrease) in cash and cash equivalents	5,981	(9,905)
Cash and cash equivalents at the beginning of period	6,551	21,051

Cash and cash equivalents at the end of period	$12,532	$11,146

Disclosures necessary to conform to GAAP and SEC Regulation S-X have been omitted

About Youbet.com, Inc.
Youbet.com is a diversified provider of technology and pari-mutuel horse racing content for consumers through Internet and telephone platforms and is a leading supplier of totalizator systems, terminals and other pari-mutuel wagering services and systems to the pari-mutuel industry through its United Tote subsidiary. Youbet.com’s website offers members the ability to watch and, in most states, wager on the widest variety of horse racing content available worldwide. Through this platform, Youbet offers members commingled track pools, live audio/video, up-to-the-minute track information, real-time wagering information, phone wagering, race replays, simultaneous multi-race viewing and value-added handicapping products.
Forward-Looking Statements
This press release contains certain forward-looking statements. These forward-looking statements, which are included in accordance with Section 21E of the Securities Exchange Act of 1934, as amended, may involve known and unknown risks, uncertainties and other factors that may cause Youbet’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this press release. Although Youbet believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that actual results will not differ materially from these expectations. These risks, uncertainties and other factors include our ability to successfully manage expenses and execute on revenue enhancements, wagering ceasing to be legal in jurisdictions where we currently operate, and the limitation, conditioning or suspension of any of our licenses. Other risks are discussed in Youbet’s Form 10-K for the year ended December 31, 2007, and in Youbet’s other filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. Youbet does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.
# # #
CONTACT:

Youbet.com, Inc.	Integrated Corporate Relations
Jeffrey Grosman	William Schmitt (Investors)
818.668.2384	203.682.8200